Exhibit 99.1

NEWS RELEASE

CONTACT: Sara Grootwassink		6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer		Tel 301-984-9400 Fax 301-984-9610
Direct Dial: 301-255-0820		www.writ.com
E-Mail: sgrootwassink@writ.com

Newspaper Quote: WRIT

Page 1 of 2	FOR IMMEDIATE RELEASE	June 12, 2007

WASHINGTON REAL ESTATE INVESTMENT TRUST COMMENCES

CONSENT SOLICITATION FOR UNSECURED NOTES

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) announced today that it has commenced a consent solicitation (the “Consent Solicitation”) to amend the terms of its outstanding unsecured notes (collectively, the “Notes”).

The purpose of the Consent Solicitation is to amend the financial covenants in the indenture governing the Notes (the “Indenture”) that restricts the Trust’s ability to incur debt. The Trust believes these amendments will (i) enhance its financial flexibility, (ii) enable it to more efficiently access debt capital, (iii) align its debt covenants with debt covenants with those of many other investment grade REITs and (iv) enable it to more effectively engage in its general business activities.

Through the Consent Solicitation, the Trust is seeking to amend the Indenture’s definition of “total assets,” which is used in the financial covenants that restrict the Trust in incurring debt, in incurring secured debt and in granting security for debt. Each of these covenants specifies a maximum ratio of debt, or secured debt, to total assets, with total assets valued at their undepreciated cost, subject to certain exceptions. The Trust proposes to amend the definition to “total assets” such that the value of total assets is calculated as the sum of the EBITDA of stabilized properties capitalized at 7.5% and the undepreciated cost of other assets, subject to certain exceptions. In addition, the Trust proposes to amend the ratio of debt to total assets to increase it from 60% to 65% of total assets.

The consents are being solicited from holders of record of the Notes at 5:00 p.m., New York City time, on June 11, 2007. The Consent Solicitation will expire at 5:00 p.m., New York City time, on June 20, 2007, unless extended (such date, as it may be extended, the “Expiration Date”).

If all conditions to the Consent Solicitation are satisfied, holders of Notes who validly deliver (and do not validly revoke) their consents pursuant to the Consent Solicitation by the Expiration Date will be paid the applicable consent fees, as set forth in the Consent Solicitation Statement, which are based on the maturity date of the applicable Notes.

The Trust will not be required to pay any consent fees unless certain conditions have been satisfied, including the receipt by the Trust of the consent of holders of at least a majority of the principal amount of the outstanding Notes and the execution and delivery of a supplemental indenture.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

RBS Greenwich Capital is serving as the Solicitation Agent for the Consent Solicitation. The Information Agent is Global Bondholder Services Corporation. Any questions or requests for assistance or additional copies of documents may be directed to RBS Greenwich Capital at (203) 618-6438 or to the Information Agent via collect call at (212) 430-3774 or (866) 470-3700.

This news release does not constitute an offering of Notes or any other security of the Trust or any solicitation to purchase or sell any securities, or a solicitation of consents with respect to any securities, including, without limitation, the Notes. The Consent Solicitation is being made only by means of the Statement dated June 12, 2007.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington/Baltimore metropolitan region. WRIT owns a diversified portfolio of 88 properties consisting of 14 retail centers, 26 general purpose office properties, 16 medical office properties, 23 industrial/flex properties, 9 multi-family properties and land for development. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, (a) the economic health of our tenants; (b) the economic health of the greater Washington Metro region, or other markets we may enter, including the effects of changes in Federal government spending; (c) the supply of competing properties; (d) inflation; (e) consumer confidence; (f) unemployment rates; (g) consumer tastes and preferences; (h) stock price and interest rate fluctuations; (i) our future capital requirements; (j) compliance with applicable laws, including those concerning the environment and access by persons with disabilities; (k) governmental or regulatory actions and initiatives; (l) changes in general economic and business conditions; (m) terrorist attacks or actions; (n) acts of war; (o) weather conditions; and (p) the effects of changes in capital available to the technology and biotechnology sectors of the economy.

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